Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

Judy Blake	Leslie Tullio
Hughes Network Systems, LLC	Brodeur
+1 301-601-7330	+1 202-775-2672
jblake@hns.com	ltullio@brodeur.com

Hughes Signs Contract with Arianespace to Launch SPACEWAY 3

World’s First Commercial Satellite with On-board Switching Will Deliver

Broadband Services throughout North America

Germantown, Md., March 1, 2007—Hughes Network Systems, LLC (HUGHES) today announced that it has awarded a launch services contract to Arianespace for the launch of its next-generation SPACEWAY™ 3 satellite. The Ariane 5 heavy launcher will launch SPACEWAY 3 into geosynchronous transfer orbit from the Guiana Space Center in Kourou, French Guiana. The launch date is projected for August 2007.

The SPACEWAY 3 satellite is the first in the world to switch and route broadband traffic on board, enabling single-hop communications between satellite terminals, eliminating the requirement for traffic to be routed through a central hub earth station. The SPACEWAY satellite’s advanced antenna technology allows the dynamic formation and shaping of spot beams, enabling the flexible management of capacity and delivery of true bandwidth-on-demand services. The SPACEWAY 3 satellite will operate in the globally assigned Ka-band spectrum and will deliver a wide range of new high-speed communications services for IP data and multimedia applications to North American enterprise, consumer, and government customers.

“This is a very exciting time for Hughes,” said Pradman Kaul, chairman and CEO of Hughes. “With the launch of SPACEWAY 3, Hughes will enter a new era as a satellite system operator, augmenting our market leadership in delivering broadband satellite services worldwide. We are confident that Arianespace will provide a reliable launch service and eagerly anticipate providing new, value-added solutions to our customers in the coming months.”

“Arianespace considers it a great honor to have been selected by the world’s largest satellite broadband company, Hughes, to place the SPACEWAY 3 satellite into orbit,” said Arianespace CEO, Jean-Yves Le Gall. “Arianespace’s SPACEWAY 3 mission for Hughes will launch robust new broadband communications services delivered via satellite across North America.”

– More –

Hughes Signs Contract with Arianespace to Launch SPACEWAY 3, page 2

About Arianespace

Arianespace is the commercial launch services leader, holding more than 50 percent of the international market for satellites launched to geostationary transfer orbit (GTO). Created in 1980 as the world’s first commercial space transportation company, Arianespace has signed contracts for the launch of more than 280 satellite payloads. For further information, see the Arianespace Web site at www.arianespace.com.

About Hughes Network Systems

Hughes Network Systems, LLC (HUGHES) is the global leader in providing broadband satellite networks and services for large enterprises, governments, small businesses, and consumers. HughesNet™ encompasses all broadband solutions and managed services from Hughes, bridging the best of satellite and terrestrial technologies. To date, Hughes has shipped more than 1.2 million systems to customers in over 100 countries. Its broadband satellite products are based on the IPoS (IP over Satellite) global standard, approved by the TIA, ETSI, and ITU standards organizations.

Headquartered outside Washington, D.C., in Germantown, Maryland, USA, Hughes maintains sales and support offices worldwide. Hughes is a wholly owned subsidiary of Hughes Communications, Inc. (NASDAQ: HUGH). For additional information, please visit www.hughes.com.

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©2007 Hughes Network Systems, LLC. Hughes, HughesNet, IPoS, and Spaceway are trademarks of Hughes Network Systems, LLC.